

Dickson V. Lee, CPA, MBA, Advisor.
Mr. Lee serves as Chairman of the KMC energy subsidiary, and CEO of the LSP power subsidiary. Dickson speaks Mandarin and Cantonese fluently, and shuttles between US and China. Mr. Lee, a New York CPA since 1983, was an executive of KPMG (New York) and Director of Finance for NYNEX (now Verizon) Asia Pacific operations in 1993. Dickson served as a judicial member of the Hong Kong SEC Insider Dealing Tribunal (a trial court) for six years. Mr. Lee studied law in New York and earned an MBA from Dalhousie University in 1975.



Willie Aikens, MBA, Business Adivsor.
Mr. Aikens, a former Boeing executive, has broad connections of Boeing company. At Boeing, he was in charge of information services, and involved in Boeing international sales. Willie was a Captain of the US Army prior to join Boeing and also a board member of President Clinton's Commission in the year 2000. Mr. Aikens studied at University of Washington and received his MBA from Seattle University.



Sun Lo-Yu, Advisor.
Mr. Sun is a member of National Advisory Council of the United States Small Business Administration (SBA), and Chairman & CEO of China Harbor of Seattle. Mr. Sun is an energetic business leader and a successful investor in restaurants and real estate in the US. He is also a funding member of Mill Creek Country Club.



Dr. Barbara Johnston, CFA, Advisor.
Dr. Johnston is an experienced corporate financial analyst who conducted research on Canadian mining operations and prepared corporate documents for Haywood Securities Inc. Dr. Johnston received her CFA designation in 2004. She earned her BSc Degree from University of Washington, and her Doctor degree from Washington State University. Dr. Johnston lives in West Seattle, Washington.



Dr. Arthur Chen Ph.D, Technical Advisor.
Dr. Arthur Chen was educated as an Engineer at MIT (Ph.D, M.S. and B.S.). He was a Senior Executive at General Electrics Corporate R&D. Art is a visiting Lecturer at MIT. Dr. Chen is also a Board Member appointed by the Washington State Governor, for the Washington State Technology Center, and was a Commissioner of a New York State Business Development commission. Dr. Chen was born in Boston and now lives in Bellevue, Washington



Omar Lee, MBA, Advisor.
Omar, owner of the Great Wall Shopping Mall at Seattle, is a real estate developer with 30 years of practical business experience. He is a Board Member of Regal Financial Bank and has interest in many banks in the Seattle area. Omar received his MBA from UCLA, and BA from University of Southern California in the 1970s. Omar is a US citizen and resides in Mercer Island and speaks three languages and travels frequently to China.



Hon. Justice (ret) Steve Ko, Legal Advisor-China.
Judge Ko, a retired Justice of the High Court of Ho Nan Province of China, has 30 years of trial experience. Judge Ko, an expert in Chinese laws and the Chinese judicial systems, is able to provide legal expertise on various business transactions in China. Advice of Judge Ko is not only strengthening the effectiveness of the company's business, but also mitigating L & L's China risks.



Dr. Bud Saxberg, Ph.D., Business Advisor.
A Professor of University of Washington, is an expert of business leadership development. Dr. Saxberg was a senior consultant of Boeing and Rolls Royce over a 15-year period. He lectures executive developments locally and internationally. Bud studied at Cornell University and earned his PhD from the University of Illinois at Champaign on management. Dr. Saxberg, born in Finland, lives at Seattle.



Tony H Y Li, CEO of KMC Energy Operations.
Tony is an entrepreneur who specializes in coal operations. He founded KMC at Kunming, China in 1997. Upon graduation from university, Tony taught Geology until he devotes time solely for the KMC operations. Mr. Li received MS, and B.Sc. degrees in Geology at Kunming University of Science and Technology.



Francis Zhang, Executive.
Francis has over 20 years experience in engineering. He received Master Degree in engineering in China and studied at California Institute of Technology and University of California at Berkley for advanced engineering in 1994-1998. Mr. Zhang works at the both KMC and LSP subsidiaries, who is also a professor of Yunnan University of Science & Technology.



Nicol Leung, CPA, Consultant.
Ms. Leung has experience and knowledge of both US and China accounting principles. She was a senior auditing manager for a New York CPA firm and served as an executive of Hang Seng Bank of Hong Kong. Ms. Leung speaks three languages and coordinates accounting issues. She earned a B.Com degree from Woolongan University of Australia.